Consent of Independent Registered Public Accountants

We consent to the inclusion in this registration statement on Form SB2 under the caption "Experts", the reference to our report dated May 18, 2005 with respect to the Consolidated Financial Statements of MovtivNation Inc. and subsidiaries for the years ended December 31, 2004 and 2003.

Spector & Wong LLP

December 14 , 2005

Pasadena, California